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                 August 23, 2023

       John Morison
       Chief Financial Officer
       ONE STOP SYSTEMS, INC.
       2235 Enterprise St., Suite 110
       Escondido, CA 92029

                                                        Re: ONE STOP SYSTEMS,
INC.
                                                            Registration
Statement on Form S-3
                                                            Filed August 18,
2023
                                                            File No. 333-274073

       Dear John Morison:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Matthew Derby, Legal
       Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology